Exhibit 99.1

World Fuel Services Corporation Names John L. Manley to the Board of Directors

MIAMI--(BUSINESS WIRE)--October 13, 2010--World Fuel Services Corporation (“World Fuel Services” or the “Company”) (NYSE: INT) announced today that it has appointed John L. Manley to the Board of Directors of the Company.

Mr. Manley, 62, retired from Deloitte & Touche LLP (“Deloitte”) in 2009 after more than 27 years as a partner, the last three years of which Mr. Manley was Managing Partner of Deloitte’s Northeast Region Audit and Enterprise Risk Services Practice. While at Deloitte, Mr. Manley was also a member of the Northeast Region’s Executive Committee, Deloitte’s Audit and Enterprise Risk Services Executive Committee and Deloitte’s Board of Directors. Mr. Manley founded and was the National Director of Deloitte’s Regulatory Consulting Practice, which included practices in financial services, health care, government contracting, energy and utilities. Before joining Deloitte, Mr. Manley had seven years of regulatory experience with the Securities and Exchange Commission and the Commodity Futures Trading Commission (“CFTC”), including serving as the Chief Accountant and Director of the Division of Trading and Markets of the CFTC.

“John brings tremendous experience and specialized expertise to our board and we are delighted to have him join the team,” said Paul H. Stebbins, Chairman and Chief Executive Officer. Tom Presby, the Company’s lead independent director, stated that, “John’s deep understanding of today’s financial, accounting and regulatory environment will be invaluable to our fast growing global company.”

Mr. Manley will serve as a member of the Audit and Governance committees.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global leader in the marketing and sale of marine, aviation and land fuel products, as well as related services. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in 200 countries, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 44 strategically located global offices, World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, Executive Vice President & Chief Financial Officer
or
Francis X. Shea, Executive Vice President & Chief Risk and Administrative Officer, 305-428-8000